UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2018

Ditech Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	001- 13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of principal executive offices, including zip code)

(844) 714-8603

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 2, 2018, Ditech Holding Corporation (the “Company”) announced that Anthony N. Renzi, the Company’s Chief Executive Officer and President, would be leaving the Company at such time that the Company identified a permanent or interim successor.

On February 20, 2018, the Company announced that, effective February 20, 2018, Jeffery P. Baker will commence service as the Company’s Interim Chief Executive Officer and President (“Interim CEO”). Mr. Baker will also continue to serve in his current role as President of Reverse Mortgage Solutions, Inc., a subsidiary of the Company (“RMS”), but will no longer serve as the Company’s Chief Operations Officer.

Mr. Baker, age 55, previously served as Chief Operations Officer of the Company since December 2017. He has served as President of RMS since October 2016, and served in various other capacities for the Company from July 2015 to October 2016. Mr. Baker came to the Company with more than 18 years of experience as a senior executive and board member of both public and private companies. Mr. Baker spent the majority of his career as a Partner with PricewaterhouseCoopers (“PwC”) in a variety of client facing roles with some of the firm’s key clients as well as serving as a Partner in the Chairman’s office and member of the Executive Leadership Team for PwC Consulting. Prior to joining the Company as an employee, Mr. Baker was the co-founder and chief executive officer of Mayday Capital Advisors, LLC, a turnaround and restructuring firm, from 2015 to 2016. From 2011 to 2015, Mr. Baker served as the Turnaround and Restructuring Practice leader for Wipfli LLP, a business consulting, accounting and professional services firm. In his capacity as a turnaround professional he has served as president, chief executive officer and board member for a number of both private and public companies. Mr. Baker received his Bachelors of Business Administration from Texas A&M University and completed the Executive Program, M&A at Kellogg Graduate School of Management.

In connection with his appointment as Interim CEO, Mr. Baker and the Company entered into a Letter Agreement (the “Letter Agreement”), pursuant to which Mr. Baker will receive an annual base salary of $420,000 and a signing bonus of $50,000. Mr. Baker will also be eligible for a performance bonus of up to $150,000, based upon the creation of certain targets and action plans by Mr. Baker and progress made towards achieving such targets and action plans, in each case as assessed by the Board of Directors of the Company (the “Board”) within 120 days of Mr. Baker’s appointment as Interim CEO. In addition, Mr. Baker will be eligible to receive an annual cash incentive bonus, with a target value of $550,000 for 2018 based on the satisfaction of objectives to be established by the Board. Mr. Baker will also be eligible to participate in the Company’s long-term incentive plan in a manner to be determined by the Board. Mr. Baker’s Letter Agreement replaces and supersedes the terms of his prior letter agreement with the Company, dated May 24, 2017, but does not alter or supersede the terms of his Key Employee Retention Bonus letter with the Company, dated August 18, 2017.

In connection with Mr. Renzi’s departure, Mr. Renzi and the Company entered into a Resignation Letter Agreement (the “Resignation Letter”), pursuant to which Mr. Renzi resigned from his role as Chief Executive Officer and President of the Company as well as all other positions with the Company and its subsidiaries, effective February 20, 2018. Mr. Renzi also agreed in the Resignation Letter to forgo any rights under his prior Employment Agreement, dated August 8, 2016. Pursuant to the Resignation Letter, subject to Mr. Renzi executing and delivering a Release of Claims in the form provided to Mr. Renzi, the Company waived its rights to seek from Mr. Renzi re-payment of amounts previously paid to Mr. Renzi pursuant to a Key Employee Retention Bonus letter agreement, dated September 1, 2017, and an additional penalty payment the Company was entitled to receive under such agreement. Mr. Renzi agreed that his obligations pursuant to that certain Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company, dated August 18, 2016, will continue in full force and effect, except that the Company and Mr. Renzi agreed to revised non-competition and other restrictive covenants that, among other things, limit such non-competition covenant to an exclusive list of companies and governmental entities at which, for a period of one year, Mr. Renzi is prohibited from becoming employed or providing services.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated February 20, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ditech Holding Corporation

Date: February 20, 2018	By:	/s/ John J. Haas
John J. Haas, General Counsel, Chief Legal Officer and Secretary

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